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                                                                    Exhibit 21.1

                           INTERCOAST ENERGY COMPANY

                              List of Subsidiaries
                              --------------------

Name                                                  State of Incorporation
- ----                                                  ----------------------

InterCoast Oil and Gas Company                        Delaware

         Medallion California Properties Company      Texas

Continental Power Exchange, Inc.                      Delaware

InterCoast Gas Services Company                       Delaware

        InterCoast Gas Services Company               Oklahoma

        GED Energy Services, Inc.                     Delaware

        InterCoast Trade & Resources Inc.             Delaware

InterCoast Power Marketing Company                    Delaware